UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043

NOTICE OF APPROVAL GIVEN AND ACTION TO BE TAKEN

To the Stockholders of The Talbots, Inc.:

WE ARE NOT ASKING YOU FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE TALBOTS, INC.’S OUTSTANDING SHARES OF COMMON STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

By Order of the Board of Directors,

Richard T. O’Connell, Jr.
Secretary

February 17, 2010

BPW Acquisition Corp.
750 Washington Boulevard
Stamford, Connecticut 06901

To the Stockholders of BPW Acquisition Corp.:

On or about January 26, 2010, we mailed to you a joint information statement/proxy statement/prospectus relating to a special meeting of the stockholders of BPW Acquisition Corp. scheduled to be held on February 24, 2010, which we refer to as the special meeting, to consider, among other items, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 8, 2009, by and among The Talbots, Inc., Tailor Acquisition, Inc. and BPW Acquisition Corp., and the transactions that it contemplates.

On February 16, 2010, the parties entered into the First Amendment to Agreement and Plan of Merger, which we refer to as the amendment. The amendment is intended to provide greater certainty with respect to the value of the merger consideration to be received by holders of BPW common stock in the merger.

As a result of the amendment, if the merger is completed, subject to certain exceptions described in this supplement and the joint information statement/proxy statement/prospectus, holders of shares of BPW common stock will now receive a number of shares of Talbots common stock based on the greater of: (i) the exchange ratio calculated under the merger agreement as in effect prior to the amendment, which is equal to the quotient obtained by dividing $11.25 by the average Talbots closing price (as defined in the joint information statement/proxy statement/prospectus) and (ii) the quotient obtained by dividing $11.25 by the average of the daily volume weighted average prices per share of Talbots common stock on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of the completion of the merger, which average we refer to in this document as the Talbots closing average. Both calculations are subject to a collar providing for a maximum of 1.3235 shares of Talbots common stock and a minimum of 0.9000 shares of Talbots common stock for each share of BPW common stock.

The BPW board of directors believes that the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, are in the best interests of BPW and its stockholders and has unanimously approved and adopted the amendment. Accordingly, the BPW board of directors unanimously recommends that BPW stockholders vote “FOR” the adoption of the merger agreement, as amended, and approval of the transactions contemplated by the merger agreement, as amended.

Attached to this letter is a supplement to the joint information statement/proxy statement/prospectus containing additional and updated information about Talbots, BPW and the amendment. Please read this document carefully in its entirety. We also encourage you, if you have not done so already, to review carefully the joint information statement/proxy statement/prospectus that was previously sent to you. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 30 of the information statement/proxy statement/prospectus.

The time, date and location of the special meeting of BPW stockholders have not changed. The special meeting of BPW stockholders will be held on February 24, 2010 at 10:00 a.m., local time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019. The record date has not changed. Only BPW stockholders who owned shares of BPW common stock at the close of business on January 15, 2010, the record date for the special meeting, will be entitled to vote at the special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote by one of the methods described in this document to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the BPW board of directors, thank you in advance for your cooperation and continued support as a stockholder of BPW.

By Order of the Board of Directors,

Richard J. Jensen
Senior Vice President and Secretary

February 17, 2010

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the information statement/proxy statement/prospectus as modified by this supplement or determined that this document is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement is dated February 17, 2010 and is first being mailed to stockholders of Talbots and BPW on or about February 17, 2010.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This supplement contains or incorporates by reference certain forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of Talbots and BPW and the benefits of the merger between Talbots and BPW, which are subject to numerous assumptions, risks and uncertainties. These forward-looking statements are found at various places throughout this supplement. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intent,” “anticipate,” “estimate,” “project”, “potential,” “possible” or other similar expressions. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including:

•	any changes in economic conditions,

•	competitive pressures on product pricing and services,

•	the effect of governmental regulations, including the possibility that there are unexpected delays in obtaining regulatory approvals,

•	the failure to obtain approval of BPW’s stockholders,

•	the effect of litigation on the companies or the completion of the merger, and/or

•	other risks discussed and identified in public filings with the Securities and Exchange Commission made by BPW or Talbots.

All forward-looking statements included in this supplement are based on information available at the time of this supplement. Neither BPW nor Talbots assumes any obligation to update any forward-looking statement.

For additional information about factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please see the reports that BPW and Talbots have filed with the Securities and Exchange Commission as described in “Where You Can Find More Information” beginning on page S-21.

APPENDICES

APPENDIX A

First Amendment to Agreement and Plan of Merger

INTRODUCTION

BPW Acquisition Corp. and The Talbots, Inc. stockholders are urged to read this supplement carefully together with the joint information statement/proxy statement/prospectus that was previously mailed on or about January 26, 2010. To the extent information in this supplement differs from, updates or conflicts with information contained in the joint information statement/proxy statement/prospectus, the information contained in this supplement replaces and supersedes any inconsistent information set forth in the joint information statement/proxy statement/prospectus.

UPDATE TO QUESTIONS AND ANSWERS

The following section provides brief answers to some of the more likely questions raised in connection with the amendment. This section is not intended to contain all of the information that is important to you. You are urged to read the entire supplement and entire joint information statement/proxy statement/prospectus carefully, including the information incorporated by reference and the appendices.

General Questions and Answers

Q:	Why are you sending me this supplement?

A:	We are sending you this supplement because on February 16, 2010, Talbots, Tailor Acquisition, Inc. and BPW amended the Agreement and Plan of Merger, dated as of December 8, 2009, by and among Talbots, Tailor Acquisition, Inc. and BPW, which we refer to as the amendment, to revise the mechanism for determining the number of shares of Talbots common stock to be received in exchange for each share of BPW common stock in the merger in order to provide greater certainty with respect to the value of the merger consideration to be received by holders of BPW common stock in the merger. This supplement provides information about the changes to the merger agreement and the transactions it contemplates, and updates the joint information statement/proxy statement/prospectus which was previously mailed to you on or about January 26, 2010.

Questions and Answers for Talbots Stockholders

Q:	Who can help answer my questions?

A:	If you are a Talbots stockholder and you have any questions about the merger or this supplement, or if you need additional copies of this supplement or the joint information statement/proxy statement/prospectus, you should contact:

Talbots Investor Relations One Talbots Drive Hingham, Massachusetts 02043 Telephone: (781) 741-4500 or email investor.relations@talbots.com

Questions and Answers for BPW Stockholders

Q:	What will happen to shares of BPW common stock after the merger?

A:	Upon completion of the merger, holders of shares of BPW common stock will now receive a number of shares of Talbots common stock based on the greater of : (i) the exchange ratio calculated under the merger agreement as in effect prior to the amendment and (ii) the quotient obtained by dividing $11.25 by the Talbots closing average, subject in each case to a maximum of 1.3235 shares of Talbots common stock and a minimum of 0.9000 shares of Talbots common stock, for each share of BPW common stock, unless such holder of BPW common stock exercises his or her conversion rights in accordance with the instructions described in the joint information statement/proxy statement/prospectus. Holders of shares of BPW common stock will receive a cash payment instead of fractional shares.

Q:	What should I do if I already voted using the proxy card that was sent to me earlier?

A:	First, carefully read this supplement and the joint information statement/proxy statement/prospectus, including the information incorporated by reference and the appendices. If you have already submitted a proxy or instructed your broker how to vote your shares, you do not need to do anything unless you want to change your vote. If you want to change your vote, you need to either (i) deliver a signed notice of revocation to the Secretary of BPW, to be received no later than the beginning of the BPW special meeting, (ii) submit a new proxy card with a later date, to be received no later than the beginning of the BPW special meeting or (iii) if you are a record holder of BPW common stock, you can attend the BPW special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. Otherwise, you will be considered to have voted on each of the proposals as indicated in the proxy card you sent earlier and the proxies identified in the proxy card you sent earlier will vote your shares as indicated in that previously submitted proxy card. If you hold your shares in “street name” and have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	What should I do if I have not voted my shares?

A:	First, carefully read this supplement and the joint information statement/proxy statement/prospectus, including the information incorporated by reference and the appendices. If you are a registered holder of BPW common stock and you have not already delivered a properly executed proxy, please complete, sign, date and return the enclosed proxy card or to ensure that your shares will be represented at the special meeting. If your shares are held in “street name” by your broker, and you have not already instructed your broker how to vote your shares, please refer to your voting card or other information forwarded by your broker to determine how to instruct your broker to vote your shares. Your vote is important. Accordingly, we urge you to sign and return the enclosed proxy card or voting instruction card as soon as possible, whether or not you plan to attend the special meeting. If you fail to submit your proxy card and do not attend and vote at the special meeting with respect to any proposal other than the adjournment proposal, it will have the same effect as if you voted “AGAINST” that proposal.

Q:	How do I revoke or change my vote?

A:	If you are a record holder of BPW common stock, you can change your vote and revoke your proxy at any time before it is voted at the special meeting. You can do this in one of three ways:

• you can send a signed notice of revocation,

• you can grant a new, valid proxy by proxy card with a later date, or

• if you are a stockholder of record, you can attend the BPW special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new signed proxy to the Secretary of BPW to be received no later than the beginning of the BPW special meeting.

If you hold your shares in “street name” and have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	How do I exercise my conversion rights?

A:	If you are a holder of shares of BPW common stock issued in its initial public offering, you have the right to vote against either the pre-closing certificate amendment proposal or the merger proposal or both and to receive a cash payment for your BPW shares if the proposal against which you voted is approved by BPW stockholders (and the merger is completed, if you voted against the merger proposal) and you otherwise properly exercise your conversion rights.

To exercise your conversion rights, you must:

• demand that BPW convert your shares into cash by marking the appropriate space on the proxy card and submitting it no later than 5:00 p.m., New York City time, on February 23, 2010,

• deliver your stock certificates, or deliver your shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, to Mellon Investor Services LLC no later than 5:00 p.m., New York City time, on February 23, 2010,

• vote against the pre-closing certificate amendment proposal or the merger proposal or both,

• continue to hold your shares of BPW common stock through the date of the BPW special meeting (or the completion of the merger, if you voted against the merger proposal), and

• provide, or have your bank or broker provide, Mellon Investor Services LLC with the necessary stock powers, written instructions that you want to convert your shares, and a written certificate addressed to Mellon Investor Services LLC stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the date of the BPW special meeting (or the completion of the merger, if you voted against the merger proposal), no later than 5:00 p.m., New York City Time, on February 23, 2010.

If you do not follow these instructions, your shares will not be converted. In addition, even if you follow these instructions, your shares will not be converted unless you voted against one of the proposals described above and BPW stockholders approved that proposal (and the merger is completed, if you voted against the merger proposal). Any demand for conversion, once made, may be withdrawn at any time until 5:00 p.m., New York City time, on February 23, 2010 by submitting a new proxy card that does not include a marking in the appropriate space thereon.

If you properly exercise your conversion rights in connection with the pre-closing certificate amendment proposal only, your shares will be converted into an amount of cash equal to your pro rata share of the cash then in BPW’s trust account, subject to certain adjustments as described in the joint information statement/proxy statement/prospectus. BPW will pay you this cash promptly following approval of the pre-closing certificate amendment proposal. If you properly exercise your conversion rights in connection with the merger proposal only, or both the merger proposal and the pre-closing certificate amendment proposal, your shares will be converted into an amount of cash equal to your pro rata share of the cash then in BPW’s trust account, subject to certain adjustments as described in the joint information statement/proxy statement/prospectus. BPW will pay you this cash promptly following completion of the merger.

Q:	What happens if I exercise my conversion rights in connection with a particular proposal but that proposal is not approved at the BPW special meeting?

A:	If you exercise your conversion rights solely in connection with the pre-closing certificate amendment proposal and that proposal is not approved at the BPW special meeting, then your shares will not be converted.

If you exercise your conversion rights solely in connection with the merger proposal and that proposal is not approved at the BPW special meeting, then your shares will not be converted.

If you exercise your conversion rights with respect to both the pre-closing certificate amendment proposal and the merger proposal, then your shares will be converted unless neither proposal is approved at the BPW special meeting. If you exercise your conversion rights with respect to both the pre-closing certificate amendment proposal and the merger proposal, and both proposals are approved, your shares will be converted into an amount of cash equal to your pro rata share of the cash then in BPW’s trust account, subject to certain adjustments as described in the joint information statement/proxy statement/prospectus. BPW will pay you this cash promptly following completion of the merger.

Q:	Who can help answer my questions?

A:	If you are a BPW stockholder and you have any questions about the merger or this supplement, or if you need additional copies of this supplement or the joint information statement/proxy statement/prospectus, you should contact:

Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: (800) 662 -5200 or (203) 658-9400

The joint information statement/proxy statement/prospectus and this supplement may also be found on the internet at www.sec.gov.

UPDATE TO SUMMARY

This update to summary highlights important information discussed in more detail elsewhere in this supplement and in the joint information statement/proxy statement/prospectus. This section is not intended to contain all of the information that is important to you. You are urged to read the entire supplement and the entire joint information statement/proxy statement/prospectus carefully, including the information incorporated by reference and the appendices.

Amendment to the Agreement and Plan of Merger (See page S-18)

On February 16, 2010, BPW and Talbots entered into an amendment to the Agreement and Plan of Merger, dated as of December 8, 2009, by and among Talbots, Tailor Acquisition, Inc. and BPW, which we refer to as the amendment. The term “merger agreement” means the Agreement and Plan of Merger prior to giving effect to the amendment, or after giving effect to the amendment, as the context requires.

As a result of the amendment, if the merger is completed, subject to certain exceptions described in this supplement and the joint information statement/proxy statement/prospectus, holders of shares of BPW common stock will now receive a number of shares of Talbots common stock based on an exchange ratio equal to the greater of:

(A) 0.9853, which is the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Talbots common stock on the New York Stock Exchange for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the BPW special meeting; and

(B) the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of Talbots common stock on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger; provided, however, that if such quotient is: (1) greater than 1.3235, such quotient shall be deemed to be 1.3235; or (2) less than 0.9000, such quotient shall be deemed to be 0.9000

The amendment also clarified that each of the above quotients would be calculated based on “regular way” trading of Talbots common stock on the New York Stock Exchange only.

We encourage you to read the amendment, which is attached to this supplement as Appendix A and incorporated herein by reference, as well as the merger agreement as in effect prior to February 16, 2010, carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement, as amended, and not by this summary or any other information contained in this supplement.

Litigation (See page S-17)

On January 12, 2010, a Talbots common shareholder filed a putative class and derivative action captioned Campbell v. The Talbots, Inc., et al., C.A. No. 5199-VCS, in the Court of Chancery of the State of Delaware against Talbots; the Talbots board of directors; AEON (U.S.A.), Inc. (Talbots’ majority shareholder, which we refer to as AEON); BPW; Perella Weinberg Partners LP (which we refer to as Perella Weinberg), an affiliate of PWPA, one of the sponsors of BPW; and the Vice Chairman, Chief Executive Officer, and Senior Vice President of BPW. Among other things, the complaint asserts claims for breaches of fiduciary duties, aiding and abetting breaches of fiduciary duties, and violation of certain sections of the Delaware General Corporation Law and Talbots’ bylaws. The complaint seeks injunctive, declaratory, and monetary relief, including an order enjoining the consummation of the proposed merger and related transactions. On February 4, 2010, the Court entered a Scheduling Stipulation and Order providing for expedited discovery and proceedings, which sets a preliminary injunction hearing for March 12, 2010, in Wilmington, Delaware. The defendants believe the litigation is without merit. They have moved to dismiss the complaint and intend to defend against the claims vigorously.

The Aeon Repurchase, Repayment and Support Agreement (See page S-18)

The amendment was consented to by AEON in accordance with the terms of the Repurchase, Repayment and Support Agreement, dated as of December 8, 2009, by and among Talbots, BPW, AEON and AEON Co., Ltd.

The Debt Commitment Letter (See page S-18)

The amendment was consented to by General Electric Capital Corporation, or GE Capital, in accordance with the terms of the debt commitment letter, dated as of December 7, 2009, by and between Talbots and GE Capital.

This supplement is being mailed to BPW stockholders who are eligible to vote at the special meeting of BPW stockholders being held for the purposes set forth in the joint information statement/proxy statement/prospectus. All holders of record of BPW common stock as of the close of business on January 15, 2010 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Talbots has already obtained the approvals for the amendment and the issuance of its shares of common stock in the merger by its majority stockholder. We are sending this document to the other Talbots stockholders in order to inform them of such approval and of the amendment.

As discussed in more detail in the joint information statement/proxy statement/prospectus, we will hold our special meeting on February 24, 2010 at 10:00 a.m., local time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, to consider and vote upon the proposals set forth in the joint information statement/proxy statement/prospectus, including a proposal to approve and adopt the merger agreement, as amended by the amendment, and the transactions that it contemplates.

The BPW board of directors believes that the pre-closing certificate amendment, the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, including the merger, and the post-closing certificate amendment are in the best interests of BPW and its stockholders. The BPW board of directors has unanimously approved and adopted the merger agreement, as amended, and approved the transactions contemplated by the merger agreement, as amended, including the merger.

THE BPW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BPW STOCKHOLDERS VOTE “FOR” EACH OF THE PRE-CLOSING CERTIFICATE AMENDMENT PROPOSAL, THE MERGER PROPOSAL, THE POST-CLOSING CERTIFICATE AMENDMENT PROPOSAL AND THE ADJOURNMENT PROPOSAL.

REVISED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of October 31, 2009 and the unaudited pro forma condensed combined statements of operations for the year ended January 31, 2009 and the thirty-nine weeks ended October 31, 2009 are based on the separate historical consolidated financial statements of Talbots and BPW after giving effect to the merger. The unaudited pro forma condensed combined financial information has been revised to reflect the terms of the First Amendment to the Agreement and Plan of Merger (the “amendment”) and revise the classification of borrowings under the GE Capital commitment letter and draft revolving credit agreement.

The unaudited pro forma condensed combined balance sheet as of October 31, 2009 combines the balance sheet of Talbots as of October 31, 2009 with the balance sheet of BPW as of September 30, 2009. The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2009 includes Talbots’ results of operations for the year ended January 31, 2009 and BPW’s results of operations for the year ended December 31, 2008. The unaudited pro forma condensed combined statements of operations for the thirty-nine weeks ended October 31, 2009 includes Talbots’ results of operations for the thirty-nine weeks ended October 31, 2009 with BPW’s results of operations for the nine months ended September 30, 2009.

The unaudited pro forma condensed combined balance sheet as of October 31, 2009 assumes the merger and related events had been consummated on October 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2009 and the thirty-nine weeks ended October 31, 2009 give pro forma effect to the merger and related events as if they had been consummated on February 3, 2008, the beginning of Talbots 2008 fiscal year.

The merger will be accounted for as an acquisition by Talbots and Talbots was determined to be the accounting acquirer — see the section entitled “Accounting Treatment” for more information. In summary, Talbots has concluded that Talbots is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist Talbots with the refinancing and recapitalization of its business and Talbots initiated the transaction. Talbots is the larger of the two entities and is the operating company within the combining companies. Talbots’ continuing board members will continue to hold a majority of the seats on the Talbots board of directors and BPW stockholders will not have any continuing board appointment rights after the initial consent to 3 additional board members appointed to serve after the merger. Talbots’ senior management will be continuing as senior management of the combined company. In addition, the terms of the exchange provide BPW stockholders with a premium (subject to a formula related to Talbots’ common stock price over a defined period) over the market value of shares of BPW common stock prior to the merger announcement. Although a larger portion of the voting rights in the combined entity will be held by former BPW stockholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity were not aligned with this voting interest. Additionally, the BPW stockholders are expected to represent a diverse group of stockholders at completion of the merger and we are not aware of any voting or other agreements that suggest that they can act as one party.

The completion of the merger is subject to various closing conditions, including, among others, (i) approval by the BPW stockholders of the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal (in each case, as defined in the joint information statement/proxy statement/prospectus), (ii) the accuracy of the representations and warranties of BPW and Talbots, subject to materiality standards described in the section of this document entitled “Summary of the Merger Agreement” and the performance by BPW and Talbots in all material respects of their respective obligations under the merger agreement and (iii) the effectiveness of the registration statement for the issuance of shares of Talbots common stock in the merger.

In addition, the merger is conditioned upon (i) the exercise of conversion rights by holders of less than 35% of the outstanding shares of BPW common stock issued in BPW’s initial public offering, (ii) the completion of the warrant exchange offer, which requires participation of at least 90% of the BPW warrants that were issued in BPW’s initial public offering (which exchange offer may be completed at the same time as the merger is completed), and (iii) Talbots having obtained and borrowed under debt financing in an amount sufficient to repay in full all indebtedness owed to AEON and third parties and to have, after such repayment, cash on hand or available to be borrowed in an amount sufficient to fund ordinary course working capital.

The unaudited pro forma condensed combined financial statements assume that (i) the merger proposal is approved by 100% of the BPW stockholders; (ii) none of the BPW stockholders exercise conversion rights with respect to their shares of BPW common stock; (iii) all of the funds held in the trust account are available for the payment of transaction obligations and costs; and (iv) all other merger-related transactions (i.e., the transactions contemplated by the AEON agreement and Talbots having obtained the debt financing as described above) are consummated.

If the merger is approved by the BPW stockholders, but less than 100% of the those stockholders holding shares of BPW common stock issued in the initial public offering vote in favor of the merger, Talbots will be required to redeem the shares held by those stockholders for cash. The cash redemption payments would range from a minimum of $0 (with approval of 100% of the stockholders holding shares of BPW common stock issued in the BPW initial public offering) to a maximum of $122.0 million (with approval of 65% of the stockholders holding shares of BPW common stock issued in the BPW initial public offering). If stockholders holding approximately 82.5%, or the midpoint of the range between the minimum and the maximum, of BPW common stock issued in the initial public offering vote in favor of the merger, the cash redemption payments would approximate $61.0 million.

There are a number of factors that may affect the liquidity position of Talbots following the consummation of the merger, assuming the merger is consummated. Under circumstances where Talbots has the right under the merger agreement not to consummate the merger, Talbots would make such determination taking into account various relevant factors as of that time, such as Talbots’ stock price, the expected consequences of not consummating the merger, the availability and terms of third party financing, the status of the credit markets, general economic conditions, the results of operations and cash on hand, upcoming debt maturities and other obligations, and other material variables. Depending on such factors, Talbots may determine to consummate the transaction under circumstances where Talbots would have to devote a substantial amount of its cash from operations to meet its obligations and there is no assurance that such cash on hand together with other available sources of funding would be sufficient to meet its obligations for any minimum period of operation following the closing. For more information, see “The Debt Commitment Letter.”

We present the unaudited pro forma condensed combined financial statements for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical unaudited financial statements of Talbots as of and for the thirty-nine weeks ended October 31, 2009 included in Talbots Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2009, which are incorporated by reference into this document;

•	the separate historical audited financial statements of Talbots as of and for the fiscal year ended January 31, 2009 included in Talbots Annual Report on Form 10-K for the fiscal year ended January 31, 2009, which are incorporated by reference into this document;

•	the separate historical unaudited financial statements of BPW as of and for the nine months ended September 30, 2009 included in BPW’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated by reference into this document; and

•	the separate historical audited financial statements of BPW as of and for the year ended December 31, 2008 included in BPW’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this document.

THE TALBOTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
OCTOBER 31, 2009

		BPW
	The Talbots, Inc.	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 2	Combined
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$72,005	$79	$349,899	A	$40,743
			(493,940)	E
			(29,600)	F
			(2,000)	J
			(8,000)	I
			160,000	H
			(7,700)	C
Customer accounts receivable — net	182,725	—	—		182,725
Merchandise inventories	165,892	—	—		165,892
Deferred catalog costs	7,751	—	—		7,751
Due from affiliates	1,789	—	—		1,789
Prepaid and other current assets	49,579	112	—		49,691

Total current assets	479,741	191	(31,341)		448,591
Property and equipment — net	233,653	—			233,653
Goodwill	35,513	—			35,513
Trademarks	75,884	—			75,884
Other assets
Investment in Trust Account	—	349,899	(349,899)	A	—
Deferred income taxes	—	196	(196)	G	—
Other	14,912	—	(2,867)	E	20,045
			8,000	I

Total Assets	$839,703	$350,286	$(376,303)		$813,686

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$103,407	$159	$—		$103,566
Accrued liabilities	150,674	—	(2,840)	E	147,834
Notes payable to banks	141,100	—	(141,100)	E	—
Current portion of long-term debt	80,000	—	(80,000)	E	—
Current portion of related party debt	8,506	—	(8,506)	E	—
Revolving credit facility	—	—	160,000	H	160,000

Total current liabilities	483,687	159	(72,446)		411,400

Long-term debt less current portion	20,000	—	(20,000)	E	—

Related party debt less current portion	241,494	—	(241,494)	E	—
Deferred rent under lease commitments	124,126	—	—		124,126
Deferred income taxes	28,456	—	—		28,456
Deferred underwriters’ fee	—	10,010	(10,010)	C	—
Other liabilities	132,501	—	—		132,501
Common stock subject to possible redemption	—	122,010	(122,010)	B	—
Stockholders’ (Deficit) Equity:
Common stock	815	4	(299)	E	971
			(4)	B
			455	D
Additional paid-in capital	497,311	216,352	(2,568)	E	834,519
			(2,000)	J
			(216,352)	B
			339,662	D
			2,310	D
			(196)	D
Retained (deficit) earnings	(52,779)	1,751	(29,600)	F	(82,379)
			(1,751)	B
Accumulated other comprehensive loss	(50,028)	—	—		(50,028)
Treasury stock, at cost	(585,880)	—	—		(585,880)

Total stockholders’ (deficit) equity	(190,561)	218,107	89,657		117,203

Total Liabilities and Stockholders’ (Deficit) Equity	$839,703	$350,286	$(376,303)		$813,686

THE TALBOTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 31, 2009

		BPW
	The Talbots, Inc.	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 2	Combined
	(In thousands, except per share data)

Net Sales	$919,707	$—	$—		$919,707
Costs and Expenses
Cost of sales, buying and occupancy	616,986	—	—		616,986
Selling, general and administrative	304,919	603	—		305,522
Restructuring charges	9,660	—	—		9,660
Impairment of store assets	1,351	—	—		1,351
Merger expenses	—	—	—	K	—

Operating Loss from Continuing Operations	(13,209)	(603)	—		(13,812)
Interest
Interest expense	21,836	—	6,571	L	9,043
			(19,364)	L
Interest income	253	330	(330)	M	253

Interest Expense — net	21,583	(330)	(12,463)		8,790

Loss Before Taxes from Continuing Operations	(34,792)	(273)	12,463		(22,602)
Income Tax Benefit	(10,957)	(94)	94	N	(10,957)

Loss from Continuing Operations	$(23,835)	$(179)	$12,369		$(11,645)

Loss from Continuing Operations Per Share:
Basic	$(0.44)				$(0.17)

Diluted	$(0.44)				$(0.17)

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	53,768		15,625	O	69,393
Diluted	53,768		15,625	O	69,393

THE TALBOTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JANUARY 31, 2009

		BPW
	The Talbots, Inc.	Acquisition Corp.	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	Note 2	Combined
	(In thousands, except per share data)

Net Sales	$1,495,170	$—	$—		$1,495,170
Costs and Expenses
Cost of sales, buying and occupancy	1,049,785	—	—		1,049,785
Selling, general and administrative	523,136	469	—		523,605
Restructuring charges	17,793	—	—		17,793
Impairment of store assets	2,845	—	—		2,845
Merger expenses	—	—	—	K	—

Operating Loss from Continuing Operations	(98,389)	(469)	—		(98,858)
Interest
Interest expense	20,589	—	12,378	L	15,145
			(17,822)	L
Interest and dividend income	299	3,393	(3,393)	M	299

Interest Expense — net	20,290	(3,393)	(2,051)		14,846

(Loss) Income Before Taxes from Continuing Operations	(118,679)	2,924	2,051		(113,704)
Income Tax Expense	20,842	994	(994)	N	20,842

(Loss) Income from Continuing Operations	$(139,521)	$1,930	$3,045		$(134,546)

Loss from Continuing Operations Per Share:
Basic	$(2.61)				$(1.95)

Diluted	$(2.61)				$(1.95)

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	53,436		15,625	O	69,061
Diluted	53,436		15,625	O	69,061

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On December 8, 2009, Talbots and BPW entered into the merger agreement, pursuant to which BPW will merge with and into a wholly owned subsidiary of Talbots, with BPW continuing as the surviving corporation and a wholly-owned subsidiary of Talbots after the merger. The transaction is to be accounted for using the acquisition method of accounting — see the section entitled “Accounting Treatment” for more information. For purposes of these unaudited pro forma condensed combined financial statements, Talbots has assumed that (i) the merger is approved by 100% of BPW’s stockholders and the total purchase consideration in the merger is equal to the fair value of BPW’s net assets acquired in the merger, or $342.2 million after adjusting the deferred underwriting fees to their fair value of $7.7 million and (ii) the total transaction costs and payments related to the merger, financing and acquisition to be paid by Talbots or BPW will approximate $47.3 million, of which approximately $29.6 million are estimated to be expensed as transaction costs, $2.0 million are estimated to be charged against additional paid-in capital as costs of raising equity, $8.0 are estimated to be capitalized as debt issuance costs and $7.7 million relates to the payment of BPW’s deferred underwriting liabilities. The pro forma adjustments to the unaudited pro forma condensed combined financial statements reflect Talbots management’s estimates based on information available as of the time of this mailing and are subject to revision as actual costs become known.

Under the terms of the merger agreement, as amended, the shares of BPW common stock held by BPW stockholders that do not exercise their conversion rights will be converted into the right to receive the number of shares of Talbots common stock equal to the greater of the quotient (rounded to the nearest ten-thousandth) obtained by dividing:

•	(A) $11.25 by the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Talbots common stock on the New York Stock Exchange for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the special meeting of BPW stockholders (which we refer to as the average Talbots price); or

•	(B) $11.25 by the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of Talbots common stock on the New York Stock Exchange for the 5 consecutive trading days immediately preceding the date of completion of the merger (which we refer to as the Talbots closing average);

provided, however, that:

•	the resulting exchange ratio will not be less than 0.9000 shares of Talbots common stock or greater than 1.3235 shares of Talbots common stock.

In addition, the BPW warrantholders hold an aggregate of 49.8 million warrants to purchase shares of BPW common stock, of which 14.8 million are held by the sponsors and the non-sponsor founders and 35.0 million are held by public warrantholders. In the warrant exchange offer, the 14.8 million warrants held by the sponsors and non-sponsor founders and 50% of the warrants held by the public warrantholders (including for these purposes warrants held by the public warrantholders that are not exchanged in the warrant exchange offer) will be converted into shares of Talbots common stock at an exchange ratio of one warrant to purchase shares of BPW common stock for one tenth of the stock consideration received for each share of BPW common stock based on the floating exchange ratio in the merger. The remaining 50% of the warrants held by the public warrantholders will be exchanged for new warrants to purchase Talbots common stock, which new warrants will have an exercise price equal to the product of 1.30 and the average Talbots price, or the Talbots closing average, if the Talbots common stock exchange ratio is calculated using the Talbots closing average, in each case subject to a maximum initial exercise price of $16.25 and a minimum initial exercise price of $11.05. The warrants will be immediately exercisable, have a stated term of 5 years from the completion of the merger, and will be subject to accelerated expiration under certain conditions, including if the trading price of shares of Talbots common stock exceeds the product of 1.75 and the average Talbots price, or the Talbots closing average (if the Talbots common stock exchange ratio is calculated using the Talbots closing average) for any 20 trading days within a 30-trading-day period, which product we refer to as the redemption trading level, in each case subject to a maximum initial redemption trading level of $21.88 and a minimum initial redemption trading level of $14.88. The number of new Talbots warrants will be determined by multiplying the remaining 50% of the warrants held by the public BPW warrantholders by the floating exchange ratio in the merger.

The number of shares of Talbots common stock to be issued to BPW stockholders will change based on changes in the Talbots common stock price through application of the exchange ratio. Depending upon the calculated exchange ratio, Talbots will issue a minimum of 38.3 million shares of common stock and 15.8 million warrants (e.g., if the Talbots share price is $12.50 or more per share) and a maximum of 56.3 million shares of common stock and 23.2 million warrants to the BPW shareholders (e.g., if the Talbots share price is $8.50 or less per share). Changes in the fair value of the assets acquired and liabilities assumed are not expected to change in a way that affects merger consideration given.

In conjunction with the merger, Talbots will utilize net cash proceeds from the BPW trust account, borrowings under the debt financing described above and other available cash balances to fund the repayment in full of all amounts due or outstanding in respect of (i) all financing agreements between AEON and Talbots, (ii) the Support Letter (Financial), dated as of April 9, 2009, from AEON to Talbots, and the Letter of Support, dated as of April 9, 2009, from AEON to Talbots and (iii) all Third Party Credit Facilities (as defined in the AEON agreement in Appendix D to this document), and to pay related fees and expenses. Under the AEON agreement, AEON has also agreed to sell to Talbots all of the shares of Talbots common stock owned by AEON for an aggregate of one million warrants to purchase shares of Talbots common stock on terms and conditions substantially the same as the warrant exchange offer; provided, that the exercise price of such warrants will be the closing price of Talbots common stock on the date of the completion of the merger (or, if not available on such date, the closing price on the business day immediately preceding such date).

The unaudited pro forma condensed combined financial statements have been prepared assuming (i) the greater of the average Talbots price and the Talbots closing average equals its recent closing market price of $10.51 per share on February 10, 2010; (ii) the BPW common stock and BPW warrants to be converted into shares of Talbots common stock and new warrants to purchase shares of Talbots common stock are converted at an exchange ratio based on the $10.51 per share price of Talbots common stock; and (iii) the new warrants to be issued to AEON under the AEON agreement have an assumed exercise price of $10.51 per share.

BPW, which is a special purpose acquisition company, is merging with and into a wholly owned subsidiary of Talbots, and Talbots was determined to be the acquirer for accounting purposes. The accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of BPW is the cash and cash equivalents, which are already recognized by BPW at fair value, obtained from BPW’s investors. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of Talbots issuing shares of common stock for the net monetary assets of BPW. Accordingly, Talbots will record the equity issued in exchange for BPW based on the value of the net monetary assets received as of the closing date. For purposes of these unaudited pro forma condensed combined financial statements, the estimated purchase price paid by Talbots has been allocated to BPW’s asset and liabilities based on their fair values as of September 30, 2009 as follows (in thousands):

$ Amount

Cash and cash equivalents	$79
Prepaid expenses	112
Investment in trust account	349,899

Total assets acquired at fair value	350,090
Less liabilities assumed:
Accounts payable and accrued liabilities	159
Deferred underwriter’s fee	7,700

Purchase price	$342,231

2.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

(A) To record the release of BPW’s restricted cash equivalents held in a trust account and transfer to cash and cash equivalents. This pro forma presentation assumes that no stockholder of BPW exercises their conversion rights, which would convert their common shares for a pro rata share of the cash then held in the trust account, including their pro rata portion of the deferred underwriters’ fee and other adjustments, prior to the effectiveness of the merger. The holders of up to 35% (minus one share) of the outstanding BPW common stock could properly exercise this conversion right and the merger could still be approved by the BPW stockholders.

(B) To remove the historical equity accounts of BPW and common stock subject to possible redemption.

(C) To record the payment of $7.7 million and adjustment of $2.3 million (see pro forma adjustment (D) below) to additional paid-in capital related to deferred underwriters’ fees related to BPW’s initial public offering which is payable upon completion of the merger at a lower amount than the amount accrued in the historical BPW balance sheet.

(D) To record the issuance of Talbots common stocks and warrants to BPW stockholders and warrantholders as a result of the merger and warrant exchange offer. The exchange ratio in the merger was assumed to be based on 1.0704 shares of Talbots common stock for each share of BPW common stock. Adjustments also assumed the exchange of 50% of the outstanding public BPW warrants for Talbots common stock, and the exchange of 50% of the outstanding public BPW warrants for new warrants to purchase Talbots common stock. The terms of the new Talbots warrants were accounted for based on an agreed term sheet, which does not indicate any further adjustments to the number of shares of Talbots common stock underlying the new Talbots warrants, and indicates that new Talbots warrants will be immediately exercisable upon completion of the merger, and will settle only in shares of Talbots common stock.

Based on the assumptions in the paragraph above and the approval by 100% of BPW’s stockholders, approximately 45.5 million shares of Talbots’ common stock with a par value of $0.01 per share would be issued in the merger. As described above, the estimated purchase price is equal to the net monetary assets of BPW, or $342.2 million. Accordingly, the 45.5 million shares of Talbots’ common stock would be estimated at $342.2, with $0.5 million recorded as common stock and $341.7 recorded as an increase in paid-in capital.

(E) To record the payment to AEON for its existing debt arrangements with Talbots, deferred financing costs, accrued interest, third party borrowings, and repurchase of Talbots common stock held by AEON.

(F) To record the cash paid for merger transaction costs.

(G) To record a valuation allowance on the deferred tax assets of BPW (see pro forma adjustment (D) above).

(H) To record the borrowing by Talbots in immediately available funds under the revolving credit facility contemplated by the GE Capital commitment letter.

The maximum borrowing availability under the GE Capital commitment letter and the draft revolving credit agreement is equal to the lesser of $200 million or a borrowing base based upon eligible accounts receivable and inventory, which can vary over the term of the facility and is subject to the adjustments by the lender and certain conditions. Talbots’ initial borrowing is subject to a maximum borrowing of $160 million at the date of completion of the merger.

Outstanding revolver borrowings are being reflected as a current liability in the accompanying unaudited pro forma condensed combined balance sheet as of October 31, 2009 due to the revolving credit agreement requiring a repayment of such obligations with substantially all cash collected by Talbots and the existence of a subjective acceleration clause. Such provisions do not affect the final maturity date of the revolving credit facility. The draft revolving credit agreement will be finalized and executed on the date of completion of the merger. Such classification as a current obligation could be subject to change based on the provisions of the final revolving credit agreement.

(I) To record the payment of related financing costs associated with the revolving credit facility contemplated by the GE Capital commitment letter.

(J) To record the cash paid for registering and issuing new securities.

Notes to the Unaudited Condensed Combined Statement of Operations

(K) In connection with the merger, Talbots anticipates incurring non recurring merger expenses of $29.6 million (see pro forma adjustment (F) above), which are not reflected in the pro forma adjustments in the statement of operations.

(L) To reverse interest expense and amortization of deferred financing cost related to the AEON related party term loan and third party debt eliminated upon the completion of the merger and related transactions. To reflect interest expense and amortization of deferred financing cost related to the new credit facility based on the initial borrowing under this facility upon the merger. Interest expense under the new credit facility will be at a floating rate based on LIBOR or the prime rate at the Company’s option. The pro forma interest expense is based on the prime rate option of 3.25% and 6.12%, respectively, in 2009 and 2008. A one-eighth (1/8) fluctuation in the interest rate will result in an increase or decrease of $200,000 in annual interest expense based on the assumed borrowing of $160.0 million at closing.

(M) To reverse the effect of interest income due associated with the BPW assets used to repay debt obligations upon completion of the merger.

(N) To provide a valuation allowance on deferred tax benefit for the period.

(O) To adjust the weighted average shares outstanding for the 45,546,780 shares issued to BPW’s common stockholders (assuming 100% of BPW’s stockholders approve the merger), net of the 29,921,829 shares repurchased from AEON. As a result of the loss from continuing operations, the 19.7 million warrants to purchase shares of Talbots common stock assumed to be issued in the merger did not impact the loss from continuing operations per share, as these securities would be antidilutive for all periods presented.

3.	Subsequent Event

On December 28, 2009, Talbots executed an Amended and Restated Secured Revolving Loan Agreement with AEON, Co., Ltd., the Company’s indirect majority shareholder (“AEON”), which amends and restates the $150 million secured revolving loan agreement with AEON dated April 10, 2009. Pursuant to the agreement, the principal amount of the earlier $150 million secured credit facility has been increased to $250 million (“Amended Facility”).

On December 29, 2009, Talbots borrowed $245 million under the Amended Facility which was used to repay all of the Company’s outstanding third party bank indebtedness, related interest, and other costs and expenses.

The Amended Facility has a scheduled maturity date of the earlier to occur of (i) April 16, 2010 or (ii) the consummation of the merger with BPW, the repurchase of AEON’S equity interest in the Talbots and repayment of all outstanding debt owed to AEON, provided that the merger transaction together with any concurrent financing result in sufficient net cash proceeds to enable the Talbots to make full repayment of its AEON debt.

Interest on the loan made pursuant to the Amended Facility remains at a variable rate equal to LIBOR plus 6.00%. LIBOR refers to the one-month London interbank offer rate expressed as a percentage rate per annum. Interest on the loan will be payable monthly in arrears.

UPDATED COMPARATIVE MARKET VALUE OF SECURITIES

Talbots common stock is quoted on the New York Stock Exchange under the symbol “TLB.” BPW common stock is quoted on the NYSE Amex under the symbol “BPW.” The following table shows the closing prices of Talbots common stock and BPW common stock as reported on December 7, 2009, the last trading day prior to public announcement of the merger, on December 8, 2009, the date of the public announcement of the merger, and on February 16, 2010, the last practicable date prior to the date of this document. This table also shows the implied value of the merger consideration proposed for each share of BPW common stock, which was calculated by multiplying the closing price of Talbots common stock on the relevant date by the exchange ratio.

	Closing Price of	Closing Price of	Implied Value of Merger
	Talbots Common Stock	BPW Common Stock	Consideration

As of December 7, 2009	$7.21	$9.85	$9.54
As of December 8, 2009	$8.23	$10.32	$10.89
As of February 16, 2010	$11.18	$10.17	$11.25

The market price of Talbots common stock and BPW common stock will fluctuate prior to the special meeting and before the merger is completed, which will affect the implied value of the merger consideration to BPW stockholders. You should obtain current market quotations for the shares.

UPDATE TO THE MERGER PROPOSAL

Background of the Merger

The definitive information statement/proxy statement/prospectus describes the background of the merger up to and including January 26, 2010, the date of the definitive information statement/proxy statement/prospectus. The discussion below supplements that description up to and including the date of this supplement.

On February 9, 2010, a representative of BPW contacted Barclays, the financial advisor to Talbots, to discuss the trading patterns of Talbots stock during the pricing period under the merger agreement. BPW indicated to Barclays that due to market factors outside the control of the parties, the trading patterns in Talbots stock could result in the value of Talbots stock to be delivered to BPW stockholders to be close in value to the per share cash liquidation value of BPW, rather than the targeted $11.25 of value contemplated by the merger agreement.

On February 10, 2010, BPW proposed an amendment to the merger agreement providing for a second pricing period, with the same target value of $11.25 and same exchange ratio floor and ceiling as the extant exchange ratio calculation, which new pricing period would occur during the 5 trading days prior to closing. At audit committee meetings on February 12, 2010 and February 15, 2010 the audit committee discussed the possibility of an amendment, the proposed amendment to the merger agreement and the potential consequences of such an amendment, with the audit committee’s advisors. At these meetings Barclays advised the audit committee that Barclays believed such an amendment would materially enhance the likelihood of obtaining the affirmative vote of BPW stockholders at the BPW stockholder meeting.

On February 16th, a majority of the Talbots board convened a board meeting and ratified, confirmed, approved and delegated to the audit committee the authority to act on behalf of Talbots in connection with the proposed transactions, including in connection with the proposed amendment to the merger agreement, and including with respect to the issuance of Talbots common stock and the incurrence of indebtedness by Talbots. On February 16th, immediately following the Board meeting, the audit committee met and ratified the prior actions taken by the audit committee in connection with the transactions, including the authorization of the issuance of Talbots common stock and the incurrence of indebtedness by Talbots, determined the proposed amendment to the merger agreement is advisable, fair to and in the best interests of Talbots public stockholders, approved such amendment and the transactions thereunder and recommended the stockholders of Talbots adopt such amendment.

On the evening of February 16th, the BPW board of directors convened telephonically to discuss and consider the proposed amendment to the merger agreement. After consideration by the board of directors, on motions duly made and seconded, the full board of directors unanimously resolved that the merger agreement amendment is advisable, fair to and in the best interests of BPW stockholders and voted to approve and adopt the merger agreement, as amended, and the merger and recommend that BPW stockholders adopt the merger agreement.

Following the approval of BPW’s board of directors and Talbots audit committee, the parties executed the merger agreement amendment on February 16th. Also at this time AEON executed a written consent voting all of its shares of Talbots common stock, constituting approximately 54% of the shares of Talbots common stock issued and outstanding on such date, in favor of the amendment to the merger agreement and the issuance of Talbots common stock in the merger.

Litigation

On January 12, 2010, a Talbots common shareholder filed a putative class and derivative action captioned Campbell v. The Talbots, Inc., et al., C.A. No. 5199-VCS, in the Court of Chancery of the State of Delaware against Talbots; the Talbots board of directors; AEON; BPW; Perella Weinberg, an affiliate of PWPA, one of the sponsors of BPW; and the Vice Chairman, Chief Executive Officer, and Senior Vice President of BPW. Among other things, the complaint asserts claims for breaches of fiduciary duties, aiding and abetting breaches of fiduciary duties, and violations of certain sections of the DGCL and Talbots’ bylaws in connection with the negotiation and approval of the proposed merger between Talbots and BPW. The complaint seeks injunctive, declaratory, and monetary relief, including an order enjoining the consummation of the proposed merger and related transactions. On February 4, 2010, the Court entered a Scheduling Stipulation and Order providing for expedited discovery and proceedings, which sets a preliminary injunction hearing for March 12, 2010, in Wilmington, Delaware. The defendants believe the litigation is without merit. They have moved to dismiss the complaint and intend to defend against the claims vigorously.

UPDATE TO THE MERGER AGREEMENT

The following section describes the material terms of the amendment to the merger agreement. The following description of the amendment to the merger agreement is subject to, and qualified in its entirety by, reference to the full text of the amendment to the merger agreement, which is attached to this supplement as Appendix A and is incorporated herein by reference. We urge you to read the amendment to the merger agreement, as well as the merger agreement as in effect prior to February 16, 2010, carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement, as amended, and not by this summary or any other information contained in this supplement.

Merger Consideration

Each share of BPW common stock will now receive a number of shares of Talbots common stock based on an exchange ratio equal to the greater of:

(A) 0.9853, which is the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock on the New York Stock Exchange for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the BPW special meeting; and

(B) the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the average of daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of shares of Talbots common stock on the New York Stock Exchange over the 5 consecutive trading days immediately preceding the date of completion of the merger; provided, however, that if such quotient is: (1) greater than 1.3235, such quotient shall be deemed to be 1.3235; or (2) less than 0.9000, such quotient shall be deemed to be 0.9000

The amendment also clarified that each of the above quotients would be calculated based on “regular way” trading of Talbots common stock on the New York Stock Exchange only.

UPDATE TO THE AEON REPURCHASE, REPAYMENT AND SUPPORT AGREEMENT

The amendment was consented to by AEON in accordance with the terms of the Repurchase, Repayment and Support Agreement, dated as of December 8, 2009, by and among Talbots, BPW, AEON and AEON Co., Ltd.

UPDATE TO THE DEBT COMMITMENT LETTER

The amendment was consented to by General Electric Capital Corporation, or GE Capital, in accordance with the terms of the debt commitment letter, dated as of December 7, 2009, by and between Talbots and GE Capital.

UPDATED COMPARATIVE MARKET PRICES AND DIVIDENDS

Talbots

Talbots common stock is traded on the New York Stock Exchange under the symbol “TLB”. Talbots’ fiscal year conforms to the National Retail Federation’s fiscal calendar year. The following table shows the high and low reported intraday sales prices per share of Talbots common stock as reported on the New York Stock Exchange and the cash dividends declared per share, in each case as reported by Bloomberg L.P.:

	Sales Price
	Per Share		Cash Dividends
	High	Low	Per Share

Fiscal year ended February 2, 2008
First Quarter	$26.40	$20.24	$0.13
Second Quarter	$25.80	$19.50	$0.13
Third Quarter	$26.10	$13.49	$0.13
Fourth Quarter	$16.66	$6.48	$0.13
Fiscal year ended January 31, 2009
First Quarter	$14.60	$6.94	$0.13
Second Quarter	$15.67	$6.90	$0.13
Third Quarter	$17.97	$6.95	$0.13
Fourth Quarter	$9.89	$1.19	$0.13
Fiscal year ended January 30, 2010
First Quarter	$4.84	$1.86	$0.00
Second Quarter	$7.23	$2.00	$0.00
Third Quarter	$12.00	$5.00	$0.00
Fourth Quarter	$12.00	$6.28	$0.00
Fiscal year ended January 29, 2011
First Quarter (through February 16, 2010)	$13.43	$10.25	$0.00

In February 2009, the board of directors of Talbots approved the indefinite suspension of the Company’s quarterly dividends.

On December 8, 2009, the date of the public announcement of the merger agreement, the high and low sales prices of shares of Talbots common stock as reported on the New York Stock Exchange were $9.05 and $7.28, respectively. On February 16, 2010, the latest practicable trading day before the date of this document, the high and low sales prices of shares of Talbots common stock as reported on the New York Stock Exchange were $11.40 and $10.70, respectively. On February 16, 2010, the latest practicable trading day before the date of this document, there were approximately 6,500 holders of Talbots common stock.

BPW

BPW common stock is traded on the NYSE Amex under the symbol “BPW”. BPW’s fiscal year ends on December 31st of each year. The following table shows the high and low reported intraday sales prices per shares of

BPW common stock as reported on the NYSE Amex and the cash dividends declared per share, in each case as reported by Bloomberg L.P.:

	Sales Price
	Per Share		Cash Dividends
	High	Low	Per Share

Fiscal year ended December 31, 2007
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	N/A
Fiscal year ended December 31, 2008
First Quarter	N/A	N/A	N/A
Second Quarter	$9.52	$9.00	$0.00
Third Quarter	$9.36	$8.85	$0.00
Fourth Quarter	$9.60	$8.20	$0.00
Fiscal year ended December 31, 2009
First Quarter	$9.52	$8.95	$0.00
Second Quarter	$9.58	$9.35	$0.00
Third Quarter	$9.82	$9.55	$0.00
Fourth Quarter	$10.75	$9.77	$0.00
Fiscal year ended December 31, 2010
First Quarter (through February 16, 2010)	$10.90	$8.95	$0.00

On December 8, 2009, the date of the public announcement of the merger agreement, the high and low sales prices of shares of BPW common stock as reported on the NYSE Amex were $10.75 and $9.85, respectively. On February 16, 2010, the latest practicable trading day before the date of this document, the high and low sales prices of shares of BPW common stock as reported on the NYSE Amex were $10.28 and $10.14, respectively. On January 15, 2010, the record date for the BPW special meeting, there were approximately 400 holders of BPW common stock.

Talbots stockholders and BPW stockholders are advised to obtain current market quotations for Talbots common stock and BPW common stock. The market price of Talbots common stock and BPW common stock will fluctuate between the date of this document and the effective date of the merger. No assurance can be given concerning the market price of Talbots common stock or BPW common stock before or after the effective date of the merger.

WHERE YOU CAN FIND MORE INFORMATION

Talbots and BPW each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Talbots or BPW files with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at www.sec.gov.

You should rely only on information contained in or incorporated by reference into this supplement and the joint information statement/proxy statement/prospectus. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this supplement and the joint information statement/proxy statement/prospectus. This supplement is dated February 17, 2010. You should not assume that the information contained in, or incorporated by reference into, this supplement is accurate as of any date other than that date. Neither our mailing of this supplement to Talbots stockholders or BPW stockholders, nor the issuance by Talbots of common stock in connection with the merger, will create any implication to the contrary. For a listing of documents incorporated by reference into this document and the joint information statement/proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 104 of the joint information statement/proxy statement/prospectus.

Information on the websites of Talbots or BPW, or any subsidiary of Talbots or BPW, is not part of this supplement. You should not rely on that information in deciding how to vote.

This supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this supplement regarding Talbots has been provided by Talbots and information contained in this supplement regarding BPW has been provided by BPW.

Appendix A

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2010 (this “ Amendment “), is entered into by and among The Talbots, Inc., a Delaware corporation (the “Company”), Tailor Acquisition Inc., a Delaware corporation and direct subsidiary of the Company (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of December 8, 2009 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.4 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, all necessary actions to make this Amendment a valid agreement of the parties hereto have been taken.

NOW THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITION OF TERMS

Unless the context otherwise requires: (A) a term defined in the Merger Agreement has the same meaning when used in this Amendment; (B) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement; (C) references to Sections mean reference to such Sections in the Merger Agreement, unless stated otherwise; and (D) rules of construction applicable pursuant to the Merger Agreement are also applicable herein. Each reference in the Merger Agreement to the “date of this Agreement”, the “date hereof” or any similar term shall refer to December 8, 2009.

ARTICLE II

AMENDMENT TO THE MERGER AGREEMENT

The Merger Agreement is hereby amended as follows:

A. Article I of the Merger Agreement is hereby amended by deleting the definition of “Average Company Stock Price” therein in its entirety and replacing it with the following:

‘‘Average Company Stock Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Company Common Stock on the NYSE (based on “regular way” trading on the NYSE only, as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the BPW Stockholders Meeting.

B. Article I of the Merger Agreement is hereby amended by inserting the following definition of “Closing Average” after the definition of “Certificates”, and before the definition of “Code”, contained therein:

‘‘Closing Average” means the average of the daily volume weighted average prices per share (calculated to the nearest one-hundredth of one cent) of the Company Common Stock on the NYSE (based on “regular way” trading on the NYSE only, as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) over the 5 consecutive trading days immediately preceding the Closing Date.

C. Article I of the Merger Agreement is hereby amended by deleting the definition of “Exchange Ratio” therein in its entirety and replacing it with the following:

‘‘Exchange Ratio” means an amount equal to the greater of : (i) the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the Average Company Stock Price; provided, however, that if such quotient is: (a) greater than 1.3235, such quotient shall be deemed to be 1.3235 (the “Exchange Ratio Ceiling”); or (b) less than 0.9000, the such quotient shall be deemed to be 0.9000 and (ii) the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the Closing Average; provided, however, that if such quotient is: (a) greater than 1.3235, such quotient shall be deemed to be 1.3235; or (b) less than 0.9000, such quotient shall be deemed to be 0.9000.

ARTICLE III

MISCELLANEOUS

A.	Ratification of Merger Agreement; No Further Amendment; Full Force and Effect.

The Merger Agreement as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Merger Agreement. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

B.	Governing Law; Jurisdiction and Venue; No Trial by Jury.

This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of Delaware and (ii) the United States District Court for the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto only in either such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby in (a) the state court of the State of Delaware, or (b) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in the Merger Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this paragraph shall affect the right of any party hereto to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this paragraph shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby.

C.	Entire Agreement; Counterparts.

This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Amendment may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Merger Sub and BPW have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer,
Chief Financial Officer and Treasurer

TAILOR ACQUISITION, INC.

By:	/s/ Richard T. O’Connell, Jr.
Richard T. O’Connell, Jr.
Vice President

BPW ACQUISITION CORP.

By:	/s/ Gary Barancik
Gary Barancik
Chief Executive Officer

BPW Acquisition Corp.

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▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 4.

BPW ACQUISITION CORP.’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.	FOR	AGAINST	ABSTAIN
	☐	☐	☐
1.
To approve an amendment to BPW’s Amended and Restated Certificate of Incorporation to extend BPW’s corporate existence by two months, to twenty-six months in total from the date of its initial public offering.

EXERCISE CONVERSION RIGHTS

If you vote “AGAINST” Proposal Number 1 and you hold shares of BPW common stock issued in its initial public offering, you may exercise your conversion rights and demand that BPW convert your shares of common stock into a pro rata portion of the funds held in its trust account by marking the “I HEREBY EXERCISE MY CONVERSION RIGHTS” box to the right. If you so exercise your conversion rights, then you will be exchanging your shares of BPW common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if (a) Proposal Number 1 is approved by BPW stockholders, (b) you affirmatively vote against Proposal Number 1 and mark the box to the right, (c) you continue to hold your BPW shares through the date of the BPW special meeting, (d) you transfer your stock certificates, or your bank or broker electronically transfers your shares, to BPW’s transfer agent by 5:00 P.M., New York City Time, on February 23, 2010, and (e) you provide, or your bank or broker provides, BPW’s transfer agent by 5:00 P.M., New York City Time, on February 23, 2010, with the necessary stock powers, written instructions that you want to convert your shares, and a written certificate addressed to BPW’s transfer agent stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the date of the BPW special meeting. Failure to (a) vote against approval of Proposal Number 1, (b) check the box to the right, (c) transfer or have your bank or broker transfer your shares to BPW’s transfer agent as set forth above, (d) provide or have your bank or broker provide other documents to BPW’s transfer agent as set forth above or (e) submit this proxy in a timely manner will result in the loss of your conversion rights with respect to Proposal Number 1.
I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
2.
To approve and adopt the Agreement and Plan of Merger, dated as of December 8, 2009, by and among The Talbots, Inc., Tailor Acquisition, Inc. and BPW Acquisition Corp., as such agreement may be amended from time to time, and the transactions that it contemplates.

EXERCISE CONVERSION RIGHTS

If you vote “AGAINST” Proposal Number 2 and you hold shares of BPW common stock issued in its initial public offering, you may exercise your conversion rights and demand that BPW convert your shares of common stock into a pro rata portion of the funds held in its trust account by marking the “I HEREBY EXERCISE MY CONVERSION RIGHTS” box to the right. If you so exercise your conversion rights, then you will be exchanging your shares of BPW common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if (a) Proposal Number 2 Is approved by BPW stockholders and the merger is completed, (b) you affirmatively vote against Proposal Number 2 and mark the box to the right, (c) you continue to hold your BPW shares through the completion of the merger, (d) you transfer your stock certificates, or your bank or broker electronically transfers your shares to BPW’s transfer agent by 5:00 P.M., New York City Time, on February 23, 2010, and (e) you provide, or your bank or broker provides, BPW’s transfer agent by 5:00 P.M., New York City Time, on February 23, 2010, with the necessary stock powers, written instructions that you want to convert your shares, and a written certificate addressed to BPW’s transfer agent stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the completion of the merger. Failure to (a) vote against approval of Proposal Number 2, (b) check the box to the right, (c) transfer or have your bank or broker transfer your shares to BPW’s transfer agent as set forth above, (d) provide or have your bank or broker provide other documents to BPW’s transfer agent as set forth above or (e) submit this proxy in a timely manner will result in the loss of your conversion rights with respect to Proposal Number 2.
I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
3.
To approve the amendment and restatement, effective upon the completion of the merger, of BPW’s Amended and Restated Certificate of Incorporation to provide for the perpetual existence of BPW and to eliminate provisions related to BPW’s operation as a blank check company, as reflected in the Amended and Restated Certificate of Incorporation attached to the proxy statement as Appendix C.

	FOR	AGAINST	ABSTAIN

4.
To permit BPW’s Board of Directors, in its discretion, to adjourn the special meeting to a later date or dates including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.
	☐	☐	☐

	Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

▼ FOLD AND DETACH HERE ▼
PROXY
BPW ACQUISITION CORP.
Special Meeting of Stockholders – February 24, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Gary S. Barancik and Richard J. Jensen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of BPW Acquisition Corp. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the company to be held February 24, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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